UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 20, 2007
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26407	85-0212139
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1 West Wetmore Road, Suite 203
Tucson, Arizona	85705
(Address of principal executive offices)	(Zip Code)

520-292-0266
Registrant's telephone number, including area code

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item	Description
8.01	Other Events
9.01	Financial Statements and Exhibits

2.

SECTION 8 – Other Events

Item 8.01           Other Events

Nord Resources Corporation (“Nord”) has issued a news release announcing that Nord has completed the phase 2 ground geophysical survey (Induced Polarization – IP, and Resistivity) at the Coyote Springs property. Nord holds an exclusive option to purchase the two State of Arizona exploration leases and 52 unpatented mining claims on the property, which is a porphyry copper-gold exploration target with exposed, surface copper oxides and considerable potential for deeper copper sulfides. The purpose of the survey was to confirm the initial drill target located during the phase 1 geophysical survey, and was undertaken as part of Nord’s preliminary exploration activities that are intended to help it determine whether it should exercise the option. Additional information regarding Nord’s option to purchase agreement may be found in the company’s SEC filings.

The work was performed by Zonge Engineering & Research of Tucson, Arizona, under the direction of Anthony M. Hauck III, Consulting Geophysicist and J.P. Matthews, Consulting Geophysicist. The phase 2 survey confirmed anomalous IP values at depths in excess of 1000 meters. The anomaly, which has been located along a north 30 east line and two east – west lines on the down-thrown side of the Foothills Fault, is, according to Mr. Hauck, “characteristic of a deep, mineralized porphyry, and is considered a viable drill target”. Further, “the inverted resistivity results for line 2 show an overlying resistivity low at about 1000 meter elevation which could be due to an oxidized porphyry.”

Based on the results of the phase 2 geophysics, a phase 1 drill program has been planned to initially test the anomaly. The drilling is scheduled to commence on or around February 21, 2007. The drilling will be conducted by Boart Longyear.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01           Financial Statements and Exhibits

Exhibit No.	Exhibit
99.1	News release dated February 20, 2007*
*           Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORD RESOURCES CORPORATION

By:
• DATE: February 20, 2007		/s/ John Perry
John Perry
Chief Financial Officer

3.